UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 26, 2011

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On June 13, 2011, we entered into a Loan Agreement (the “Loan Agreement”) with Guggenheim Corporate Funding, LLC (“Guggenheim”), as Administrative Agent, Arranger and Lender and Citibank, N.A. and Bristol Investment Fund as Lenders. The Loan Agreement provides for a credit facility of up to $100 million (the “Guggenheim Credit Facility”) with an initial borrowing base of $35 million. On August 26, 2011, we entered into the First Amendment to Loan Agreement and Limited Waiver (the “Amendment”) with our Lenders under the Guggenheim Credit Facility.  The Amendment revises certain timelines in the Loan Agreement with respect to repayment, imposes additional reporting requirements on us, provides for an increase of 2% in the applicable margin in certain circumstances, waives certain events of default, lengthens certain reporting deadlines, and revises the make-whole premium.  The Amendment also makes delisting from the New York Stock Exchange an event of default.

Beginning October 10, 2011, we are required to use 90% of our Consolidated Net Revenues to pay certain fees and expenses, interest, and finally, the outstanding principal under the Loan.  Consolidated Net Revenues do not include certain operating costs, such as royalty interests and lease operating costs, and up to $750,000 will be allocated to our general and administrative expenses.  Should a default exist, this amount would be 100% of our Consolidated Net Revenues.  Should we fail to satisfy certain requirements related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by April 30, 2012, our interest rate will increase by 2%.

The deadlines for delivery of our next two quarterly financial statements has been extended to 60 days, and the deadline for delivery of our audited financial statements at our fiscal year end has been extended to 90 days.  The make-whole premium has been revised so as not to include the waiver fee of $115,593 payable in connection with the Amendment or any payments of increased interest due to a default.

We were required under the terms of the Loan Agreement to deliver audited financial statements for our fiscal year ended April 30, 2011 to the Lenders within 75 days of the end of our fiscal year, together with certain additional compliance certificates and reports.  We did not deliver the required documents within that the timeframes required under the Loan Agreement.  Subsequent thereto, upon our satisfaction of certain conditions in the Amendment, including the delivery of our audited financial statements together with certain additional compliance certificates and reports to the Lenders, these limited events of default under the Loan Agreement were waived and no event of default exists under the Loan Agreement.

The foregoing description is qualified in its entirely by reference to the Amendment, which is filed as an Exhibit 10.56 to this report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

10.56

First Amendment to Loan Agreement and Limited Waiver dated August 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: August 26, 2011	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer